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                                                                       EXHIBIT 3
                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                        1998 CONVERTIBLE PREFERRED STOCK

                                       OF

                                   HEARx LTD.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)



      HEARx Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by
Section 151 of the Delaware General Corporation Law:

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $1.00 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

      1998 Convertible Preferred Stock:

                            I. Designation and Amount

      The designation of this series, which consists of 7,500 shares of Preferred Stock, is 1998 Convertible Preferred Stock (the "1998 PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000) per share (the "STATED VALUE").


                                    II. Rank

      All 1998 Preferred Stock shall rank (i) prior to the Corporation's Common Stock, par value $.10 per share (the "COMMON STOCK"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of 1998 Preferred Stock obtained in accordance with
Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the 1998 Preferred Stock) (collectively, with the Common Stock, "JUNIOR SECURITIES"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of 1998 Preferred Stock


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obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the 1998 Preferred Stock (the "PARI PASSU SECURITIES"); and (iv) junior to the Corporation's 1997 Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of 1998 Preferred Stock obtained in accordance with
Article IX hereof) specifically ranking, by its terms, senior to the 1998 Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                III. No Dividends

      The 1998 Preferred Stock will bear no dividends, and the holders of the 1998 Preferred Stock shall not be entitled to receive dividends on the 1998 Preferred Stock.

                           IV. Liquidation Preference

      A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event (a "LIQUIDATION EVENT"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of 1998 Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the 1998 Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the 1998 Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

      B. At the option of any holder of 1998 Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the



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voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall either:
(i) be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV; or (ii) be treated pursuant to Article VI.C hereof. "PERSON" shall mean any individual, corporation, limited liability Corporation, partnership, association, trust or other entity or organization.

      C. For purposes hereof, the "LIQUIDATION PREFERENCE" with respect to a share of the 1998 Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount equal to ten percent (10%) per annum of such Stated Value for the period beginning on the date of issuance of such share and ending on the date of final distribution to the holder thereof.

                V.  Cash Redemption of Premium by Corporation;
                       Redemption of 1998 Preferred Stock

            A. (a) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Article VI.D or in the event of a Mandatory Conversion effected in accordance with Article VII hereof, to redeem any portion of the Premium (as defined in Article VI.A below) subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation elects, pursuant to this Article V.A, to redeem all or any portion of the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the U.S. Mail to such holder within three (3) business days after receipt by the Corporation of a Notice of Conversion (in the case of a redemption in connection with an Optional Conversion) or that date which is five (5) years after the date of issuance of the 1998 Preferred Stock (in the case of a redemption in connection with a Mandatory Conversion), the Corporation shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with Article VI hereof or Article VII hereof, as applicable.

               (b) Each holder of 1998 Preferred Stock shall have the right to require the Corporation to provide advance notice to such holder stating whether the Corporation will elect to redeem all or any portion of the premium in cash pursuant to the Corporation's redemption rights discussed in subparagraph (a) of this Article V.A as set forth herein. A holder may exercise such right from time to time by sending notice (an "ELECTION NOTICE") to the Corporation, by facsimile, requesting that the Corporation disclose to such holder whether the Corporation would elect to redeem any portion of the Premium for cash in lieu of issuing Common Stock in accordance with Article VI. The Corporation shall, no later than the close of business on the second business day following receipt of an Election Notice, disclose to such holder whether the corporation would elect to redeem any portion of a Premium in connection


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with a conversion pursuant to a Conversion Notice delivered over the subsequent five (5) business day period following the Corporation's reply. If the Corporation does not respond to such holder within such two (2) business day period via facsimile, the Corporation shall, with respect to any conversion pursuant to a Conversion Notice delivered within the subsequent five (5) business day period, forfeit its right to redeem such Premium in accordance with subparagraph (a) of this Article V.A and shall be required to convert such Premium into shares of Common Stock in accordance with Article VI hereof or
Article VII hereof, as applicable

            B.    In the event (each of the events described in clauses
(i)-(iii) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

                  (i) the Corporation fails, and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of 1998 Preferred Stock upon conversion of the 1998 Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement, dated as of August 24, 1998, by and between the Corporation and the other signatories thereto with respect to the sale of 1998 Preferred Stock (the "SECURITIES PURCHASE AGREEMENT") or the Registration Rights Agreement dated as of August 24, 1998, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT");

                  (ii) the Corporation provides to any holder of 1998 Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of 1998 Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation; or

                  (iii) a holder of shares of 1998 Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of Article VI (in which case the Corporation shall immediately notify such holder of such occurrence);

then, upon the occurrence of any such Redemption Event, each holder of shares of 1998 Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of notice from a holder requiring a redemption (a "REDEMPTION NOTICE") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of 1998 Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph C below) in effect at the time of the redemption hereunder. Notwithstanding anything to the contrary herein, in the event of a Redemption Event described in subparagraph (iii) above, only the holders who have submitted a Notice of Conversion shall be entitled to elect redemption and receive the Redemption Amount and then such holders shall be entitled to receive the Redemption Amount only in respect of that portion of the 1998 Preferred Stock for which the Corporation has insufficient shares of Common Stock to facilitate the conversion which is the subject of such Notices of Conversion. For the avoidance of doubt, the occurrence of an event


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described in clause (ii) above shall immediately constitute a Redemption Event and there shall be no cure period. If the Corporation fails to pay the Redemption Amount for each share within two (2) business days after receipt of a Redemption Notice, then the holder of 1998 Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest thereon at a rate per annum equal to the lower of thirty-six percent (36%) and the highest rate permitted by applicable law until the date of redemption hereunder, and (ii) except with respect to the Redemption Event described in subparagraph (iii) above, shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article VI below) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Redemption Notice and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event more than one holder delivers a Redemption Notice on a given day and the Corporation is not, at the effective date of such Redemption Notice, able to redeem all of the shares of 1998 Preferred Stock subject to Redemption Notices, the Corporation shall select the shares of 1998 Preferred Stock to be redeemed from each holder pro rata, based on the total number of shares of 1998 Preferred Stock included by such holder in the Redemption Notice relative to the total number of shares of 1998 Preferred Stock in all of the Redemption Notices.

            C. The "REDEMPTION AMOUNT" with respect to any redemption of a share of 1998 Preferred Stock means an amount equal to:

                                  1,000 + P     x   M
                                  ---------
                                     C P

where:

            "P" means the accrued Premium on such share of 1998 Preferred Stock through the date of redemption;

            "CP" means the Conversion Price in effect on the date of the Redemption Notice; and

            "M" means the highest closing price of the Corporation's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption, as reported on the American Stock Exchange (the "AMEX") (or the principal securities exchange or trading market on which the Common Stock is traded).

                  VI.  Conversion at the Option of the Holder

      A.       (a)    On or after the one hundred and eightieth day after the
Issuance Date (as defined below), each holder of shares of 1998 Preferred Stock may, at its option, convert its shares of 1998 Preferred Stock into Common Stock (an "OPTIONAL CONVERSION"). Each share of 1998 Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the sum of (i) the Stated Value thereof,


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plus (II) unless the Corporation has timely redeemed such Premium in accordance with Article V.A, an amount equal to I% per annum of such Stated Value for the period beginning on the date of issuance of such share and ending on the Conversion Date (the "PREMIUM"), by (y) the then effective Conversion Price (as defined below), where "I" means 8.0 and shall increase by 0.5 on the date which is one (1) year after the date of issuance of shares of 1998 Preferred Stock (the "ISSUANCE DATE") and by an additional 0.5 on each one (1) year anniversary thereafter.

                  (b) If, however, the closing price of the Corporation's Common Stock as reported by AMEX (or on the principal securities exchange or other securities market on which the Common Stock is then being traded) on the date prior to any Conversion Date (as hereinafter defined) is less than $1.00, and a holder elects to convert 1998 Preferred Stock as otherwise permitted hereunder, the Corporation, at its option, may redeem the 1998 Preferred Stock which is the subject of a Notice of Conversion at a price equal to 108% of its Stated Value plus the Premium (the "OPTIONAL REDEMPTION AMOUNT") in lieu of converting such 1998 Preferred Stock to Common Stock, provided that the Corporation gives written notice to such holder of the Corporation's intention to redeem such 1998 Preferred Stock by 8:00 p.m., New York City time, on the date such Notice of Conversion is received by the Corporation (which notice shall include a written representation that the Corporation has sufficient funds to effect such redemption). If the Corporation so elects, the holder shall deliver to the Corporation the original certificates representing the 1998 Preferred Stock which was the subject of the Notice of Conversion and upon receipt of such certificates, the Corporation shall pay the Optional Redemption Amount to such holder within 48 hours. In the event the Corporation fails to make such payment, it shall forfeit its right under this Article VI.A(b) with respect to all then outstanding shares of 1998 Preferred Stock, and the holder may, at its election, within the next five (5) business days, proceed to convert the shares of 1998 Preferred Stock in accordance with the original Notice of Conversion or rescind such Notice of Conversion.

                  (c) Notwithstanding anything to the contrary contained herein, in no event shall a holder of shares of 1998 Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of 1998 Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of 1998 Preferred Stock with respect to which the determination of this sentence is being made would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. The restriction contained in the first sentence of this paragraph of this Article VI.A(c) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock, voting as a separate class, and each holder of 1998 Preferred


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Stock shall approve such alteration, amendment, deletion or change.

                  (d) Notwithstanding anything to the contrary contained herein, so long as no Redemption Event has occurred and except as otherwise provided below, a holder of 1998 Preferred Stock may not convert shares of 1998 Preferred Stock to the extent that the total number of shares of 1998 Preferred Stock previously converted by such holder together with the number of shares of 1998 Preferred Stock which such holder is attempting to convert exceeds the Maximum Conversion Percentage (as defined below) multiplied by the total number of shares of 1998 Preferred Stock purchased by such holder pursuant to the Securities Purchase Agreement (with respect to each such holder, the "ORIGINAL SHARE AMOUNT"). A holder's Original Share Amount shall be increased or decreased, as applicable, upon any sale or purchase by such holder of shares of 1998 Preferred Stock occurring after the Issuance Date.
"MAXIMUM CONVERSION PERCENTAGE" means:

        If the Conversion Date is:       Then the Maximum Conversion Percentage
 is:
       ------------------------------------------------------------------------

       On or after the 180th day                         33.333%
       following the Issuance
       Date and before the
       270th day following the
       Issuance Date
       ------------------------------------------------------------------------

       On or after the 270th day                         66.666%
       following the Issuance
       Date and before the 360th
       day following the
       Issuance Date
       ------------------------------------------------------------------------
       ------------------------------------------------------------------------
       On or after the 360th day                          100%
       following the Issuance
       Date
       ------------------------------------------------------------------------

        Notwithstanding the foregoing, the restrictions on conversion set forth in this Article VI.A(d) shall terminate (i) on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise.

              B. (a) Subject to subparagraph (b) below, the "CONVERSION PRICE" shall be the lesser of (i) the average of the Closing Bid Prices (as defined below) for the Common Stock for any five (5) trading days chosen by the holder of 1998 Preferred Stock during the period beginning on the twentieth trading day prior to the Conversion Date for such conversion and ending on such Conversion Date (subject to equitable adjustment for any stock splits, stock


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dividends, reclassifications or similar events during such 20 trading day period), and shall be subject to adjustment as provided herein (the "VARIABLE CONVERSION PRICE"), and (ii) $1.80 (the "FIXED CONVERSION Price") (subject to equitable adjustments from time to time pursuant to the antidilution provisions of Article VI.C below). "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of 1998 Preferred Stock. If Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of 1998 Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

                 (b) Notwithstanding anything contained in subparagraph (a) of this Paragraph B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Article VI.B. For purposes hereof, "ADJUSTED CONVERSION PRICE TERMINATION DATE" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (b) to become operative.

              C. The Conversion Price shall be subject to adjustment from time to time as follows:
                 (a) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the 1998 Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

                    (b) Adjustment to Variable Conversion Price. If at any time when 1998 Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Mandatory Conversion of the 1998 Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for the applicable number of trading days immediately preceding the Conversion Date or the date of the Mandatory Conversion, as applicable.

                    (c) Adjustment Due to Merger, Consolidation, Etc. If, at any time when 1998 Preferred Stock is issued and outstanding and prior to the conversion of all 1998 Preferred Stock, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then the holders of 1998 Preferred Stock shall, upon being given at least thirty (30) days prior written notice of such transaction, thereafter have the right to purchase and receive upon conversion of 1998 Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the conversion of 1998 Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event not taken place (but utilizing the Conversion Price determined in accordance with Paragraph B(b) of this Article VI, if applicable), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the 1998 Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the 1998 Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this subsection (c) unless (i) each holder of 1998 Preferred Stock has received written notice of such transaction at least thirty (30) days prior thereto and in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                 (d) No Fractional Shares. If any adjustment under this Article VI.C would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

              D. In order to convert 1998 Preferred Stock into full shares of Common Stock, a holder shall: (i) fax a copy of the fully executed notice of conversion in the form attached hereto ("NOTICE OF CONVERSION") to the Corporation at the office of the Corporation or its designated Transfer Agent, if any, for the 1998 Preferred Stock that the holder elects to convert the same, which notice shall specify the number of shares of 1998 Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "NOTICE OF CONVERSION DEADLINE") on the date of conversion specified on the Notice of Conversion; and (ii) surrender the original certificates representing the 1998 Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the office of the Corporation or the Transfer Agent, if any, for the 1998 Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock to purchase shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                 (a) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of 1998 Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such 1998 Preferred Stock.

                 (b) Delivery of Common Stock Upon Conversion. Upon the surrender of certificates as described above from a holder of 1998 Preferred Stock accompanied by a Notice of Conversion, the Corporation shall issue and, within two (2) business days (the "DELIVERY PERIOD") after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above), deliver to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of 1998 Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of 1998 Preferred Stock not converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation may cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied or a DTC Transfer is otherwise not effected, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $250 in cash for the first day beyond such Delivery Period that the Corporation fails to deliver Common Stock issuable upon surrender of shares of 1998 Preferred Stock with a Notice of Conversion and $500 per day in cash for each day thereafter until such time as the earlier of the date that the Corporation has delivered all such Common Stock and the tenth day beyond such Delivery Period. Such cash amount shall be paid to such holder by the fifth day of the month following the month in which it has accrued. In the event the Corporation fails to deliver such Common Stock prior to the expiration of the ten (10) business day period after the Delivery Period for any reason (whether due to a requirement of law or a stock exchange or otherwise), such holder shall be entitled to (in addition to any other remedies available to the holder) Conversion Default Payments in accordance with Article VI.E hereof beginning on the expiration of such ten (10) business day period. Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to deliver shares of Common Stock upon conversion of 1998 Preferred Stock as required pursuant to the terms hereof, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                 (c) No Fractional Shares. If any conversion of 1998 Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, and the number of shares which may be acquired upon exercise of any Warrant issuable upon conversion, of the 1998 Preferred Stock shall be the next higher number of shares.

                 (d) Conversion Date. The "CONVERSION DATE" shall be the date specified in the Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Corporation before 4 o'clock p.m., New York City time, on the

Conversion Date, and (ii) that the original Preferred Stock Certificate(s), duly endorsed, are surrendered along with a copy of the Notice of Conversion as soon as practicable thereafter to the office of the Corporation or the Transfer Agent for the 1998 Preferred Stock. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of 1998 Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion.

              E. A number of shares of the authorized but unissued Common Stock to provide for the conversion of the 1998 Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion in accordance with the provisions of Section 4(g) of the Securities Purchase Agreement. Notwithstanding anything to the contrary herein, shares of Common Stock so reserved shall be allocated for issuance upon conversion of the 1998 Preferred Stock pro rata among the holders of 1998 Preferred Stock based on the number of shares of 1998 Preferred Stock held by each such holder relative to the total number of authorized shares of 1998 Preferred Stock. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the 1998 Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding 1998 Preferred Stock on the new basis. In addition to any rights a holder may have pursuant to
Article V.B hereof, if at any time a holder of shares of 1998 Preferred Stock submits a Notice of Conversion, the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "CONVERSION DEFAULT"), the Corporation shall issue to each holder such holder's pro rata share of all of the shares of Common Stock which are available to effect such conversion and shall thereafter use its best efforts to obtain, as soon as practicable, shareholder approval to authorize the issuance of sufficient shares of Common Stock to effect conversion of the 1998 Preferred Stock then outstanding. The number of shares of 1998 Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "EXCESS AMOUNT") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Date specified in the Notice of Conversion and (ii) the Conversion Price on a Conversion Date subsequently elected by the holder in respect thereof. The Corporation shall pay to the holder payments ("CONVERSION DEFAULT PAYMENTS") for a Conversion Default in the amount of (N/365) multiplied by the sum of the Stated Value with respect to each share of 1998 Preferred Stock multiplied by the Excess Amount, multiplied by .36, where N = the number of days from the Conversion Date specified in the Notice of Conversion to the date (the "AUTHORIZATION DATE") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of 1998 Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

                 (a) In the event holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                 (b) In the event holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI.

Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

              F. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of 1998 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 1998 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of 1998 Preferred Stock.

                            VII. Mandatory Conversion

        Each share of 1998 Preferred Stock issued and outstanding on that date which is five years from the Issuance Date (plus accrued Premium thereon, unless the Corporation has timely redeemed such Premium in accordance with Article V.A) automatically shall be converted into shares of Common Stock on such date at a Conversion Price equal to the average of the Closing Bid Prices for the Common Stock for the five trading days immediately preceding such 5 year anniversary of the Issuance Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such 5 trading day period); provided, however, that if the closing price of the Corporation's Common Stock as reported by AMEX (or the principal securities exchange or other securities market on which the Common Stock is then being traded) on such 5 year anniversary is equal to or less than $1.00, the Corporation, at its option, may redeem the 1998 Preferred Stock then outstanding at a price equal to 108% of its Stated Value plus the Premium, in lieu of converting such 1998 Preferred Stock, and provided further that the Corporation may not redeem any shares of 1998 Preferred Stock pursuant to this Article VII which are the subject of a Notice of Conversion which was faxed to the Corporation before 4:00 p.m., New York City time, on such date or before such date.

                               VIII. Voting Rights

        The holders of the 1998 Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law ("DGCL"), and in this Article VIII, and in Article IX below.

        Notwithstanding the above, the Corporation shall provide each holder of 1998 Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time; provided, however, .that the Corporation shall not deliver such notice to the extent it contains material, non-public information which is not concurrently being publicly disclosed.

        To the extent that under the DGCL the vote of the holders of the 1998 Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the 1998 Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of 1998 Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the 1998 Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of 1998 Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the 1998 Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and the DGCL.

                            IX. Protection Provision

        So long as shares of 1998 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of 1998 Preferred Stock:

                 (a) alter or change the rights, preferences or privileges of the 1998 Preferred Stock or any Senior Securities so as to affect adversely the 1998 Preferred Stock;

                 (b) create any new class or series of capital stock having a preference over the 1998 Preferred Stock as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "SENIOR SECURITIES");

                 (c) create any new class or series of capital stock ranking pari passu with the 1998 Preferred Stock as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "PARI PASSU SECURITIES");

                 (d) increase the authorized number of shares of 1998 Preferred Stock;

                 (e) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the 1998 Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

                 (f) issue any Senior Securities or Pari Passu Securities.

        In the event holders of at least a majority of the then outstanding shares of 1998 Preferred Stock (voting together as a single class) agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of 1998 Preferred Stock, pursuant to subsection (a) above, so as to affect the 1998 Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the 1998 Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of 1998 Preferred Stock.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 24th day of August, 1998.


                                         HEARx LTD.



                                         By: /s/ Paul A. Brown, MD
                                            ----------------------
                                             Paul A. Brown, M.D.
                                             Chairman of the Board and
                                             Chief Executive Officer

                              NOTICE OF CONVERSION

                   (To be Executed by the Registered Holder
                 in order to Convert the 1998 Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of 1998 Preferred Stock (the "CONVERSION"), represented by stock certificate Nos(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of HEARx LTD. (the "CORPORATION") according to the conditions of the Statement of Designation, Rights and Preferences of the 1998 Convertible Preferred Stock of HEARx LTD. (the "STATEMENT OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned requests that the Corporation electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the 1998 Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

G In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.


                                Date of Conversion:

                                Applicable Conversion Price:

                                Number of Shares of Common
                                Stock to be Issued:

                                Signature:

                                Name:


                                Address:
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